Exhibit 23.2

Consent of KPMG AG Wirtschaftsprüfungsgesellschaft

We consent to the use of our reports dated March 17, 2016, with respect to:

  the consolidated financial statements, comprising the consolidated statement of comprehensive income, the consolidated balance sheet, the consolidated statement of changes in equity, the consolidated cash flow statement, and the notes to the consolidated financial statements, together with the combined management report of Landwirtschaftliche Rentenbank as of and for the year ended December 31, 2015 prepared in accordance with International Financial Reporting Standards as adopted by the European Union and the additional requirements of German commercial law pursuant to § 315a Abs. 1 HGB (Handelsgesetzbuch or German Commercial Code), and

  the unconsolidated financial statements, comprising the balance sheet, the income statement and the notes to the financial statements, together with the bookkeeping system and the combined management report of Landwirtschaftliche Rentenbank as of and for the year ended December 31, 2015 prepared in accordance with the German commercial law and supplementary provisions of the Governing Law of Landwirtschaftliche Rentenbank (Gesetz über die Landwirtschaftliche Rentenbank),

incorporated herein by reference, which reports appear in Exhibit (d) to Landwirtschaftliche Rentenbank’s Annual Report on Form 18-K for the year ended December 31, 2015.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main,

December 14, 2016